Exhibit 99.1

1847 Reports 27.6% Increase in Revenue to $15.4 Million

and Achieves Profitability for Q1 2023

Gross profit increases 35.0% compared to the same period last year

Reaffirms guidance for revenue in excess of $90 million

NEW YORK, NY / ACCESSWIRE / May 15, 2023 / 1847 Holdings LLC (“1847” or the “Company”) (NYSE American: EFSH), a unique holding company that combines the attractive attributes of owning private, lower-middle market businesses with the liquidity and transparency of a publicly traded company, today provided a business update and reported financial results for the three months ended March 31, 2023.

Q1 2023 Highlights and Subsequent Events

●	Total revenue was $15.4M for Q1 2023 compared to $12.1M in Q1 2022, a 27.6% increase year-over-year

●	Gross profit was $5.8M in Q1 2023 compared to $4.3M in Q1 2022, a 35.0% increase year-over-year

●	Gross profit margin for Q1 2023 was 37.9% compared to 35.8% for Q1 2022

●	Net income was $1.0M for Q1 2023, compared to a net loss of $927,208 for Q1 2022

●	Reaffirms prior guidance of 2023 revenue in excess of $90 million

Mr. Ellery W. Roberts, CEO of 1847 Holdings, commented, “I’m pleased to report revenues increased by 27.6% to $15.4 million and we achieved net income of $1.0 million for the first quarter of 2023. At the same time, our gross profit increased 35.0% over the same period last year. These results are further validation of the strength of our platform and our ability to acquire undervalued, cash flow positive, lower-middle market businesses at attractive valuations with minimum dilution to shareholders. Importantly, we are reaffirming our prior guidance of revenue in excess of $90 million in 2023. We also delayed the dividend on our common shares, as we are investing in our subsidiaries to enable them to meet the surging demand. In turn, we believe this will propel both the growth and cash flow of our subsidiaries. We look forward to providing near-term updates on the timing and amount of future dividends.”

“Since completing the acquisition of ICU Eyewear Holdings, Inc. (“ICU”) in the first quarter of 2023, we secured a large purchase order for personal care products with a major supermarket chain and announced a strategic collaboration to develop safety glasses for the automotive market. We believe these transactions further illustrate the synergies and value we bring to our portfolio companies. Moreover, our acquisition pipeline remains robust, as we are currently engaged in negotiations with multiple prospective transactions in various stages. Looking ahead, we believe we have built a highly scalable business model, which we expect will generate substantial returns value for shareholders in 2023 and beyond,” concluded Mr. Roberts.

Q1 2023 Financial Highlights

Total revenues were $15,403,538 for the three months ended March 31, 2023, as compared to $12,073,878 for the three months ended March 31, 2022.

●	Revenues from the retail and appliances segment decreased by $82,849, or 3.3%, to $2,437,935 for the three months ended March 31, 2023 from $2,520,784 for the three months ended March 31, 2022. The decrease was primarily due to ongoing supply chain delays and cost increases with appliance manufacturers, increased time it takes to receive products, and decreased customer demand.

●	Revenues for the retail and eyewear segment were $2,792,712 for the period from February 9, 2023 (date of acquisition) to March 31, 2023.

●	Revenues from the construction segment increased by $1,001,622, or 12.7%, to $8,912,725 for the three months ended March 31, 2023 from $7,911,103 for the three months ended March 31, 2022. The increase was primarily due to increases in the average customer contract in the construction segment.

●	Revenues from the automotive supplies segment decreased by $381,825, or 23.3%, to $1,260,166 for the three months ended March 31, 2023 from $1,641,991 for the three months ended March 31, 2022. The decrease was primarily due to ongoing supply chain delays with manufacturers and increased time it takes to receive products.

Total cost of revenues was $9,566,508 for the three months ended March 31, 2023, as compared to $7,749,130 for the three months ended March 31, 2022.

●	Cost of revenues for the retail and appliances segment decreased by $57,667, or 3.1%, to $1,813,783 for the three months ended March 31, 2023 from $1,871,450 for the three months ended March 31, 2022.

●	Cost of revenues for the retail and eyewear segment was $1,667,442, or 59.7% of retail and eyewear revenues, for the period from February 9, 2023 (date of acquisition) to March 31, 2023.

●	Cost of revenues for the construction segment increased by $495,436, or 10.2%, to $5,375,027 for the three months ended March 31, 2023 from $4,879,591 for the three months ended March 31, 2022.

●	Cost of revenues for the automotive supplies segment decreased by $287,833, or 28.8%, to $710,256 for the three months ended March 31, 2023 from $998,089 for the three months ended March 31, 2022.

Total general and administrative expenses were $2,315,061 for the three months ended March 31, 2023, as compared to $2,166,207 for the three months ended March 31, 2022.

Net income was $1,047,481 for the three months ended March 31, 2023, as compared to a net loss of $927,208 for the three months ended March 31, 2022.

About 1847 Holdings LLC

1847 Holdings LLC (NYSE American: EFSH), a publicly traded diversified acquisition holding company, was founded by Ellery W. Roberts, a former partner of Parallel Investment Partners, Saunders Karp & Megrue, and Principal of Lazard Freres Strategic Realty Investors. 1847 Holdings’ investment thesis is that capital market inefficiencies have left the founders and/or stakeholders of many small business enterprises or lower-middle market businesses with limited exit options despite the intrinsic value of their business. Given this dynamic, 1847 Holdings can consistently acquire businesses it views as “solid” for reasonable multiples of cash flow and then deploy resources to strengthen the infrastructure and systems of those businesses in order to improve operations. These improvements may lead to a sale or IPO of an operating subsidiary at higher valuations than the purchase price and/or alternatively, an operating subsidiary may be held in perpetuity and contribute to 1847 Holdings’ ability to pay regular and special dividends to shareholders. For more information, visit www.1847holdings.com.

For the latest insights, follow 1847 on Twitter.

Forward-Looking Statements

This press release may contain information about 1847 Holdings’ view of its future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on our management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include but are not limited to the risks set forth in “Risk Factors” included in our SEC filings.

Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: EFSH@crescendo-ir.com